UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
June 29, 2015

___________________

Terra Income Fund 6, Inc.

(Exact Name of Registrant as Specified in Charter)

___________________

Maryland	814-01136	46-2865244
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

805 Third Avenue, 8th Floor

New York, New York 10022

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (212) 753-5100

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Accounting Servicing and Sub-Administration Servicing Agreements

On June 29, 2015, Terra Income Advisors, LLC (the “Adviser”), the investment adviser to Terra Income Fund 6, Inc. (the “Company”) entered into an accounting servicing agreement (the “Accounting Servicing Agreement”) and a sub-administration servicing agreement (the “Sub-Administration Servicing Agreement”), each with U.S. Bancorp Fund Services, LLC (“USBFS”), pursuant to which USBFS will provide certain fund services to the Company, such as accounting, financial reporting, valuation, legal and compliance support and investor relations support, which are necessary for the Company to operate.

The information set forth above with respect to the Accounting Servicing Agreement and the Sub-Administration Servicing Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Accounting Servicing Agreement and the Sub-Administration Servicing Agreement, which are filed as Exhibits 10.1 and 10.2 hereto and are incorporated into this Current Report on Form 8-K by reference.

Expense Support Agreement

The Company has entered into an expense support agreement (the “Expense Support Agreement”) with the Adviser as of June 30, 2015, whereby the Adviser may pay up to 100% of all of the Company’s operating expenses for any period beginning as of the date of the Expense Support Agreement, until the Company and the Adviser mutually agree otherwise. This payment (the “Expense Support Payment”) for any month shall be paid by the Adviser to the Company in any combination of cash or other immediately available funds, and/or offsets against amounts due from the Company to the Adviser. The purpose of the Expense Support Payment is to reduce offering and operating expenses until the Company has achieved economies of scale sufficient to ensure that the Company is able to bear a reasonable level of expense in relation to investment income. Operating expenses subject to the Expense Support Agreement include expenses as defined by GAAP, including, without limitation, fees payable to the Adviser and interest on indebtedness for such period, if any.

Pursuant to the terms of the Expense Support Agreement, the Company has agreed to reimburse the Adviser for each Expense Support Payment within three years after such Expense Support Payment is made by the Adviser. Reimbursement shall be made as promptly as possible on a date mutually agreed to by the Company and the Adviser (the “Reimbursement Date”) provided that (i) the operating expense ratio, defined as operating expenses excluding organization and offering expenses, base management fees, incentive fees and any interest expense attributable to indebtedness by the Company (“Net Operating Expenses”) expressed as a percentage of the Company’s net assets on the relevant measurement date, as of such Reimbursement Date is equal to or less than the operating expense ratio as of the Expense Support Payment date attributable to such specified Expense Support Payment, (ii) the annualized distribution rate as of such Reimbursement Date is equal to or greater than the annualized distribution rate as of the Expense Support Payment date attributable to such specified Expense Support Payment; (iii) such Reimbursement Date is not later than three years following such specified Expense Support Payment Date; and (iv) the Expense Support Payment does not cause the Company’s Net Operating Expenses to exceed 1.5% of the Company’s net assets attributable to common shares, after taking such reimbursement into account. The Adviser is entitled to reimbursement of all previously unreimbursed expense support payments in the event of termination of the expense support agreement.

The information set forth above with respect to the Expense Support Agreement does not purport to be complete in scope and is qualified in its entirety by the full text of the Expense Support Agreement, which is filed as Exhibit 10.3 and is incorporated into this Current Report on Form 8-K by reference.

Item 8.01. Other Events.

On June 26, 2015, the Company issued a press release (the “Press Release”) announcing that the Company’s board of directors has declared a cash distribution for the month of July, 2015, in an amount equal to $0.002740 per share per day, or 8.0% on an annualized basis, to be paid to holders of record as of July 20, 2015, which will be paid on July 31, 2015. The Press Release is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Accounting Servicing Agreement dated as of June 29, 2015 by and between Terra Income Advisors, LLC and U.S. Bancorp Fund Services, LLC.

10.2	Sub-Administration Servicing Agreement dated as of June 29, 2015 by and between Terra Income Advisors, LLC and U.S. Bancorp Fund Services, LLC.

10.3	Expense Support Agreement dated as of June 30, 2015 by and between Terra Income Fund 6, Inc. and Terra Income Advisors, LLC.

99.1	Press Release, dated June 26, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA INCOME FUND 6, INC.

Date: July 2, 2015	By:	/s/ Bruce D. Batkin
Bruce D. Batkin
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Accounting Servicing Agreement dated as of June 29, 2015 by and between Terra Income Advisors, LLC and U.S. Bancorp Fund Services, LLC.

10.2	Sub-Administration Servicing Agreement dated as of June 29, 2015 by and between Terra Income Advisors, LLC and U.S. Bancorp Fund Services, LLC.

10.3	Expense Support Agreement dated as of June 30, 2015 by and between Terra Income Fund 6, Inc. and Terra Income Advisors, LLC.

99.1	Press Release, dated June 26, 2015.